Exhibit 4.8

AFFINIA GROUP HOLDINGS INC.

SELLER SUBORDINATED NOTE

U.S.$74,500,000	November 30, 2004

FOR VALUE RECEIVED, the undersigned, AFFINIA GROUP HOLDINGS INC. (the “Company”), a Delaware corporation, hereby unconditionally promises to pay to the order of DANA CORPORATION, a Virginia corporation, or its assigns (including any assignee or transferee of, or other permitted holder of, this Note, the “Holder”) in lawful money of the United States of America on November 30, 2019 (the “Maturity Date’”) the principal sum of (a) SEVENTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS, plus (b) the PIK Interest Portion (as defined herein) added to the principal amount of this Note pursuant to Section 2. This Note is referred to in, and was executed and delivered in connection with, that certain Stock and Asset Purchase Agreement dated as of July 8, 2004, as amended on November 1, 2004, by and between Dana Corporation and Affinia Group Inc. (f/k/a AAG Opco Corp.) (“Affinia”), a Delaware corporation.

SECTION 1. Definitions.

The following terms shall have the respective meanings given to them in this Section 1.

“Actual Prepayment Value” means, as of any date (the “Specified Date”), the amount provided below for each U.S.$1,000 portion of the principal amount of the Note outstanding on the original date of issuance of this Note, plus the PIK Interest Portion of such portion of the Note:

(1) if the Specified Date occurs on one of the following Interest Payment Dates, the Actual Prepayment Value will equal the amount set forth below for such Interest Payment Date:

November 30, 2005	U.S.$	755.03
November 30, 2006		849.41
November 30, 2007		955.59
November 30, 2008		1,075.04
November 30, 2009		1,209.42
November 30, 2010		1,360.59
November 30, 2011		1,530.67
November 30, 2012		1,722.00
November 30, 2013		1,937.25

November 30, 2014	2,179.41
November 30, 2015	2,451.84
November 30, 2016	2,758.32
November 30, 2017	3,103.11
November 30, 2018	3,490.99
November 30, 2019	3,927.37

(2) if the Specified Date occurs before the first Interest Payment Date, the Actual Prepayment Value will equal the sum of (A) U.S.$671.14 and (B) an amount equal to the product of (x) the Actual Prepayment Value for the first Interest Payment Date less U.S.$671.14 multiplied by (y) a fraction, the numerator of which is the number of days from November 30, 2004 to the Specified Date, and the denominator of which is 365; or

(3) if the Specified Date occurs between two Interest Payment Dates, the Actual Prepayment Value will equal the sum of (A) the Actual Prepayment Value for the Interest Payment Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Actual Prepayment Value for the immediately following Interest Payment Date less the Actual Prepayment Value for the Interest Payment Date immediately preceding such Specified Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Interest Payment Date to the Specified Date, and the denominator of which is the actual number of days from the Interest Payment Date immediately preceding such Specified Date to the Interest Payment Date immediately following such Specified Date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” means the possession of the power to direct or cause the direction of management or policies of Person, whether through the ownership of voting securities, by contract or otherwise.

“Affinia” is defined in the first paragraph of this Note.

“Asset Sale Event” means any asset sale by the Company or any of its direct or indirect subsidiaries outside the ordinary course of business, other than a sale relating to Affinia’s Beck/Arnley foreign nameplate distribution business or Quinton Hazell European parts supply business.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified under Title 11 of the United States Code, and the rules promulgated thereunder, as the same may be in effect from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law to close.

“Change of Control” means a “Change of Control” under and as defined in the Senior Subordinated Note Indenture.

“Change of Control Offer” is defined in paragraph (b) of Section 3.3 of this Note.

“Change of Control Purchase Price” is defined in paragraph (a) of Section 3.3 of this Note.

“Company” is defined in the first paragraph of this Note.

“Credit Agreement” means that certain Credit Agreement, dated as of November 30, 2004, among Intermediate Holdings, Affinia, the lenders from time to time party thereto, JPMorgan Chase Bank, as administrative agent, Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston, as co-syndication agents, and Deutsche Bank AG, Cayman Islands Branch, as documentation agent, together with any Guaranties thereof by the Company or any of its subsidiaries, in each case, as amended, restated, supplemented, waived, replaced (whether or not upon termination and whether with the original lenders or otherwise), restructured, refinanced, increased or otherwise modified from time to time.

“Designated Senior Debt” means all payment obligations of Intermediate Holdings under its guaranty of its subsidiaries’ obligations under the Credit Agreement, the Senior Subordinated Note Indenture and any Receivables Financing.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Dividend” means either (i) any dividend or other distribution in respect of, or any redemption or repurchase of, the capital stock of the Company whether in cash, property or obligations of the Company, other than a dividend or other distribution payable solely in the form of its capital stock or (ii)(x) any dividend or other distribution payable to any Investor or its subsidiaries in respect of, or (y) any redemption or repurchase from any Investor or its subsidiaries of, in either case, the capital stock of any subsidiary of the Company whether in cash, property or obligations of such subsidiary, other than a dividend or other distribution payable solely in the form of its capital stock (provided that, for the purposes of this clause (ii), neither the Company nor a subsidiary of the Company shall be considered a “subsidiary” of any Investor).

“Dividend Event” means the determination by (i) the Company to pay any Dividend with the proceeds of a Recapitalization Event or an Asset Sale Event or (ii) any subsidiary of the Company to pay any Dividend to any Investor or its subsidiaries with the proceeds of a Recapitalization Event or an Asset Sale Event (provided that, for the purposes of this clause (ii), neither the Company nor a subsidiary of the Company shall be considered a “subsidiary” of any Investor).

“Event of Default” is defined in Section 5.

“Governmental Authority” means (a) the government of the United States of America or any State or other political subdivision thereof, or any jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, or (2) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Intermediate Holdings” means Affinia Group Intermediate Holdings Inc., a Delaware corporation, which is a guarantor under the Credit Agreement and the Senior Subordinated Notes Indenture.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money;

(b) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(c) all obligations of such Person under any swap, cap, collar or similar arrangement providing for protection against fluctuations in interest rates, currency exchange rates or commodities prices; and

(d) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (c) hereof.

“Insolvency Proceeding” means (a) any case, action, or proceeding before any court or other Governmental Authority having jurisdiction over the applicable Person or its assets relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up, or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case whether undertaken under Federal (including the Bankruptcy Code), state, or foreign law.

“Interest Payment Date” means November 30 of each year, beginning November 30, 2005.

“Interest Rate” means a rate of interest equal to 8.00% per annum, provided that after the fifth Interest Payment Date, the rate of interest shall increase to 10.00% per annum.

“Investors” means (i) Cypress Merchant Banking Partners II L.P. and Cypress Merchant Banking II C.V. (the “Initial Investors”) and (ii) any Person to whom the Initial Investors (or any subsequent transferee) transfers direct or indirect beneficial ownership of any the capital stock of the Company.

“Management Stockholder” means, collectively, (i) any current or former employee or consultant of the Company or its subsidiaries, (ii) the parents, spouses, former spouses, lineal descendants, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of the Persons described in clause (i), (iii) for estate planning purposes, any trust, the beneficiaries of which include principally the Persons described in clauses (i) and (ii), and (iv) a corporation or partnership, a majority of the equity of which is owned and controlled by principally the Persons described in clauses (i) and (ii).

“Maturity Date” is defined in the first paragraph of this Note.

“Optional Prepayment Event” means any of the following events:

(a) any Recapitalization Event;

(b) any asset sale by the Company or any of its subsidiaries outside the ordinary course of business for an aggregate purchase price (including assumed liabilities) in excess of U.S.$10,000,000;

(c) any asset sale relating to substantially all of Affinia’s Quinton Hazell European parts supply business; or

(d) any offer and sale of common stock or other equity securities of the Company or any of its subsidiaries pursuant to an effective registration statement under the Securities Act.

“Parent” means any Person (other than an Investor or a Management Stockholder) who, directly or indirectly, beneficially owns any capital stock of the Company and for whom such capital stock represents greater than 10% of such Person’s assets.

“Parent Dividend” means any dividend or other distribution in respect of, or any redemption or repurchase of, the capital stock of any Parent, whether in cash, property or obligations of Parent, other than a dividend or other distribution payable solely in the form of its capital stock.

“Parent Dividend Event” means the determination by any Parent to pay any Parent Dividend with the proceeds of a Parent Recapitalization.

“Parent Recapitalization” means one or a series of related recapitalization transactions (including the incurrence or issuance of Indebtedness, preferred stock or similar transactions) involving one or more Parents that beneficially own in the aggregate, directly or indirectly, a majority of the capital stock of the Company.

“Permitted Junior Securities” means debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated to the payment of all then-outstanding Senior Debt at least to the same extent that this Note is subordinated to the payment of all Senior Debt on the Closing Date, so long as to the extent that any holder of Designated Senior Debt outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of such Designated Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“PIK Interest Portion” is defined in Section 2 of this Note.

“Recapitalization Event” means any recapitalization transaction (including the incurrence or issuance of Indebtedness, preferred stock or similar transactions) of the Company or any of its direct or indirect subsidiaries.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Affinia or any of its subsidiaries pursuant to which Affinia or any of its subsidiaries may sell, convey or otherwise transfer to a Person formed for the purpose of engaging in such transaction or series of transactions, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Affinia or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations promulgated thereunder.

“Seller Prepayment Portion” means (x) in connection with any proposed Dividend by the Company that triggers a Dividend Event, an amount equal to 17.5% of the total amount of such proposed Dividend, (y) in connection with any proposed Dividend by a subsidiary of the Company that triggers a Dividend Event, an amount equal to 17.5% of the total amount of such proposed Dividend that is paid to a Investor and (z) in connection with any proposed Parent Dividend that triggers a Parent Dividend Event, an amount equal to 17.5% of the total amount of the Parent Dividend.

“Senior Debt” means all payment obligations (whether now outstanding or hereafter incurred) of the Company and its subsidiaries in respect of (a) Indebtedness of the Company and its subsidiaries (including, without limitation, in respect of any Guaranty of any Indebtedness of any of its subsidiaries) other than (1) this Note and (2) any Indebtedness that by its terms is expressly subordinated to this Note, (b) interest (including default interest) and premium on the outstanding Indebtedness referred to in clause (a) above, (c) the fees and commissions (including commitment, agency and letter of credit fees and commissions) payable pursuant to the Senior Debt

Agreements, (d) all other payment obligations (including costs, expenses, penalties, indemnifications, damages, liabilities or otherwise on the Company or any of its subsidiaries) owing under or arising pursuant to the Senior Debt Agreements not of the type described in clauses (a) through (c) above, and (e) post-petition interest on the Indebtedness referred to in clauses (a) through (d) above accruing subsequent to the commencement of a proceeding under the Bankruptcy Code (whether or not such interest is allowed as a claim in such proceeding). Without limiting the foregoing, Senior Debt shall include all Designated Senior Debt.

“Senior Debt Agreement” means each instrument or agreement evidencing or governing the Indebtedness referred to in clause (a) of the definition of Senior Debt.

“Senior Debt Default” means any default or event of default by the Company or any of its subsidiaries under any Senior Debt Agreement.

“Senior Debt Representatives” means with respect to any Senior Debt Agreement, the lead agent or trustee for the lenders and/or creditors thereunder.

“Senior Subordinated Note Indenture” means the Indenture entered into by Affinia as of November 30, 2004 in connection with the issuance of its 9% Senior Subordinated Notes due 2014 and any Guaranties thereof by Intermediate Holdings or any of its subsidiaries, as amended, restated, supplemented, waived, replaced, restructured, refinanced or otherwise modified from time to time.

“Subordinated Obligation” is defined in the first paragraph of Section 7 of this Note.

“Voidable Transfer” is defined in Section 7.8 of this Note.

SECTION 2. Interest. Interest shall accrue on a daily basis from the date hereof until this Note is paid in full on the unpaid principal amount of this Note outstanding from time to time at the Interest Rate (computed on the basis of a 365- or 366-day year for the actual number of days elapsed) and shall be payable on each Interest Payment Date. Notwithstanding the foregoing, at any time, at the option of the Company, interest on this Note may be paid in kind and not in cash or other property. On each Interest Payment Date, accrued interest that is then unpaid and that has not been previously added to the principal amount of this Note shall be added to the principal amount of this Note and amounts so added (the “PIK Interest Portion”) shall thereafter be deemed to be a part of the principal amount of this Note from and after the date so added.

SECTION 3. Payments.

Section 3.1. Scheduled Payments.

(a) Except in accordance with the provisions of Sections 3.2 and 3.3, this Note shall not be subject to any required prepayment prior to the Maturity Date.

(b) On the Maturity Date, the Company shall pay the then outstanding principal amount of this Note together with accrued interest thereon.

Section 3.2. Offer to Repay on Dividend Events and Parent Dividend Events. Upon the occurrence of a Dividend Event or a Parent Dividend Event, the Company shall make an offer to prepay at the Actual Prepayment Value (or, in lieu of the Company making an offer, any Parent may make an offer), the maximum portion of this Note and all other notes for which this Note has been exchanged pursuant to Section 10.1, including the related PIK Interest Portions thereof (which may be the entire outstanding principal amount), that may be prepaid at the Actual Prepayment Value using the Seller Prepayment Portion. The Company will give Holder written notice of any Dividend Event or Parent Dividend Event not less than five Business Days prior to the date fixed for payment of a Dividend in respect of such Dividend Event or a Parent Dividend in respect of a Parent Dividend Event, as applicable. Each such notice shall specify the date fixed for payment of the Dividend in respect of the Dividend Event or the Parent Dividend in respect of a Parent Dividend Event, as applicable, the aggregate amount of the Dividend or Parent Dividend and the amount of the Seller Prepayment Portion applicable to this Note (which amount shall be based on a pro rata allocation of the Seller Prepayment Portion among this Note and all other notes for which this Note has been exchanged pursuant to Section 10.1). In the event Holder elects to have a portion or all of this Note prepaid in the amount up to or equal to the Seller Prepayment Portion applicable to this Note pursuant to this Section 3.2, Holder shall give the Company at least two Business Days notice prior to the date of such Dividend Event or Parent Dividend Event. The amount of the proposed Dividend or Parent Dividend triggering the Company’s obligations under this Section 3.2 shall be reduced in an amount equal to the aggregate portion of the Seller Prepayment Portion actually used to prepay this Note and any other notes for which this Note has been exchanged pursuant to Section 10.1 pursuant to this Section 3.2. In the event that Holder elects not to have a portion or all of this Note prepaid in the amount of the Seller Prepayment Portion applicable to this Note pursuant to this Section 3.2, the Company or Parent shall have the right to pay the full proposed Dividend amount or Parent Dividend amount, as applicable, as contemplated in the notice described above (as reduced by any amounts used to prepay any other notes for which this Note has been exchanged pursuant to Section 10.1). The amount of outstanding principal under this Note treated as having been repaid upon payment of the Seller Prepayment Portion shall be calculated as set forth in the definition of “Actual Prepayment Value.” Any prepayment shall be applied as set forth in Section 3.6.

Section 3.3. Change of Control Put.

(a) Upon a Change of Control, Holder shall have the right to require the Company to repurchase this Note at a purchase price in cash equal to the Actual Prepayment Value without any premium or penalty (the “Change of Control Purchase Price”), in accordance with the terms contemplated in this Section 3.3. In the event that at the time of such Change of Control the terms of the Indebtedness under any Senior Debt Agreement restrict or prohibit the repurchase of this Note (or a dividend or distribution by Affinia to the Company in an amount sufficient to make such repurchase), then prior to the mailing of the notice to Holder provided for in paragraph (b) of this Section 3.3 but in any event within 60 days following any Change of Control, the Company shall, or shall cause Affinia to, (i) repay in full all Indebtedness under all such Senior Debt Agreements or (ii) obtain the requisite consent under all such Senior Debt Agreements to permit the repurchase of this Note (or a dividend or distribution by Affinia to the Company in an amount sufficient to make such repurchase), as provided for in paragraph (b) of this Section 3.3.

(b) Within 60 days following any Change of Control, the Company shall mail a notice to Holder (the “Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that Holder has the right to require the Company to purchase this Note at the Change of Control Purchase Price;

(ii) the circumstances and relevant facts regarding such Change of Control;

(iii) the repurchase date (which shall be no earlier than 10 days nor later than 30 days from the date such notice is mailed); and

(iv) the instructions, determined by the Company consistent with this Section, that Holder must follow in order to have this Note purchased.

(c) If Holder elects to have this Note purchased it shall be required to inform the Company and surrender this Note at the address specified in the notice at least three Business Days prior to the purchase date. Holder shall be entitled to withdraw its election if the Company receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth a statement that Holder is withdrawing its election to have this Note purchased.

(d) On the purchase date, the Company shall pay the Change of Control Purchase Price to Holder.

(e) Notwithstanding the foregoing provisions of this Section 3.3, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in paragraph (b) of this Section 3.3, applicable to a Change of Control Offer made by the Company and purchases this Note validly tendered and not withdrawn under such Change of Control Offer.

Section 3.4. Optional Prepayment.

(a) Prior to an Optional Prepayment Event. Subject to Section 7 and prior to the occurrence of an Optional Prepayment Event, the Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part (in an integral multiple of U.S.$500,000 and a minimum of U.S.$1,000,000 or such lesser principal amount thereof as shall then be outstanding) of this Note without any premium or penalty. The Company will give Holder written notice of each optional prepayment under this Section 3.4(a) not less than five Business Days prior to the date fixed for such prepayment. Each such notice shall specify (i) the date fixed for prepayment, (ii) the aggregate principal amount of this Note to be prepaid on such date, and (iii) the interest to be paid on such date with respect to such principal amount being prepaid. The amount payable in connection with any prepayment of this Note under this Section 3.4(a) shall be the then outstanding principal amount of the portion of this Note to be prepaid together with accrued interest thereon. Any prepayment shall be applied as set forth in Section 3.6.

(b) After an Optional Prepayment Event. Subject to Section 7 and after the occurrence of an Optional Prepayment Event, the Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part (in an integral multiple of U.S.$500,000 and a minimum of U.S.$1,000,000 or such lesser principal amount thereof as shall then be outstanding) of this Note without any premium or penalty; provided that the Company may not prepay an aggregate principal amount in excess of the aggregate proceeds to the Company of all transactions giving rise to the Optional Prepayment Event (less any proceeds used to make a mandatory prepayment pursuant to either Section 3.2 or 3.3). The Company will give Holder written notice of each optional prepayment under this Section 3.4(b) not less than five Business Days prior to the date fixed for such prepayment. Each such notice shall specify (i) the date fixed for prepayment, (ii) the aggregate principal amount of this Note to be prepaid on such date, and (iii) the interest to be paid on such date with respect to such principal amount being prepaid. The amount payable in connection with any redemption prepayment of this Note under this Section 3.4(b) shall be the then applicable Actual Prepayment Value. Any prepayment shall be applied as set forth in Section 3.6.

(c) Selection of Notes To Be Prepaid. If less than the aggregate principal amount of this Note and all other notes for which this Note has been exchanged pursuant to Section 10.1 are to be repaid pursuant to Section 3.4, the Company shall select the Notes and such other notes to be redeemed on a pro rata basis. The Company shall make the selection from outstanding Notes and other notes not previously prepaid.

Section 3.5. Payment Dates. Whenever any payment of interest or principal under this Note is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and any such additional days elapsed shall be reflected in the computation of the interest payable on such next succeeding Business Day.

Section 3.6. Maturity. Surrender, etc. Any prepayment of this Note pursuant to this Section 3 shall become due and payable on the date fixed for such prepayment. From and after such date, unless the Company shall fail to make such prepayment when so due and payable, interest on such portion the Note (including the PIK Interest Portion) to be prepaid at the Actual Prepayment Value shall cease to accrue. If, on any date, such prepayment is to be made at the Actual Prepayment Value, then if the prepayment of the Actual Prepayment Value with respect to the total outstanding principal amount of the Note shall be paid in full, this Note shall be fully satisfied and cancelled, notwithstanding the fact that such Actual Repayment Amount on such date is less than the aggregate principal amount of this Note (including the PIK Interest Portion) on such date.

SECTION 4. Covenants. The Company covenants that so long as this Note is outstanding:

Section 4.1. Dividends. The Company will not (a) pay any Dividend from the proceeds of any Asset Sale Event or Recapitalization Event without, in either case, making an offer to make the prepayments required by Section 3.2 or (b) permit any subsidiary of the Company to pay a Dividend to any Investor or its subsidiaries from the proceeds of any Asset Sale Event or Recapitalization Event (provided that, for the purposes of this clause (b), neither the Company nor a subsidiary of the Company shall be considered a “subsidiary” of any Investor) without, in either case, making an offer to make the prepayments required by Section 3.2. The Company shall not, and shall not permit its subsidiaries to, acquire any indebtedness of any Parent or make any loans or advances to any Parent in excess of $5 million in the aggregate at any time outstanding from the proceeds of any Asset Sale Event or Recapitalization Event (except loans or advances to pay taxes of Parent that are attributable to the Company and its subsidiaries).

Section 4.2. Affiliate Transactions. The Company will not, and will not permit any of its subsidiaries to, enter into any contract, arrangement or other transaction with any Affiliate (other than the Company or any of its subsidiaries) without the unanimous approval of the Executive Committee of the Board of Directors of the Company or such subsidiary; provided, however, that the payment of dividends or other distributions in respect of the capital stock of the Company or its subsidiaries shall not be subject to the requirements of this Section 4.2. For the avoidance of doubt, nothing in this Section 4.2 shall be deemed to restrict any direct or indirect holder of the capital stock of the Company or any of their affiliates from entering into any contract, arrangement or other transaction with any subsidiary of the Company.

Section 4.3. Financial Statements; Notice. The Company shall deliver to Holder (a) a copy of each financial statement required to be delivered to the note holders pursuant to the terms of the Senior Subordinated Note Indenture, as and when so required (and, if the Senior Subordinated Note Indenture no longer requires delivery of any such financial statements, the Company shall continue to deliver to Holder substantially similar financial statements) and (b) as promptly as practicable (but in any event not later than five Business Days) after the occurrence of any Default or Event of Default, notice thereof in reasonable detail describing the nature and period of existence thereof.

SECTION 5. Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal on this Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment; or

(b) the Company defaults in the payment of any cash interest on this Note for more than 30 days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any of its agreements under this Note (other than any other agreement described in this Section 5) and such failure continues for 60 days; or

(d) the acceleration of any Designated Senior Debt by the holders thereof; or

(e) the Company or Affinia (1) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, seeking to adjudicate it as a bankrupt or insolvent, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (2) makes a general assignment for the benefit of its creditors, or (3) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property; or

(f) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or Affinia, a custodian, receiver, trustee or other officer with similar power s with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or Affinia, or petition for any action (including, without limitation, a petition in bankruptcy or seeking to adjudicate the Company or Affinia as a bankrupt of insolvent) shall be filed against the Company or Affinia and such petition shall not be dismissed within 60 days.

SECTION 6. Remedies on Default. Etc.

Section 6.1. Acceleration.

(a) If an Event of Default with respect to the Company described in paragraph (e) or (f) of Section 5 has occurred, this Note then shall automatically become immediately due and payable.

(b) If any Event of Default (other than as described in paragraph (a) of this Section 6.1) has occurred and is continuing, Holder may, at any time at its option by notice to the Company declare this Note to be immediately due and payable.

Upon this Note becoming due and payable under this Section 6.1, whether automatically or by declaration, this Note will forthwith mature and the entire unpaid principal amount of this Note, plus all accrued and unpaid interest shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 6.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether this Note has become or has been declared immediately due and payable under Section 6.1, Holder may, subject to Section 7, proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise.

Section 6.3. Rescission. At any time after this Note has been declared due and payable pursuant to paragraph (b) of Section 6.1, Holder, by written notice to the Company, may (but in no event shall be obligated to) rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on this Note and all principal of this Note that is due and payable and is unpaid other than by reason of such declaration, (b) all Defaults and Events of Default, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 8, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto. No rescission and annulment under this Section 6.3 will extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

Section 6.4. No Waivers or Election of Remedies, Expenses, Etc. No right, power or remedy conferred by this Note upon Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to Holder on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of Holder incurred in any enforcement or collection under this Section 6, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 7. Subordination. Anything in this Note to the contrary notwithstanding, Holder and each subsequent holder of this Note by its acceptance hereof covenants and agrees that the payment of the principal of and interest on this Note and all other amounts payable by the Company under or in respect of this Note (all of the foregoing, the “Subordinated Obligations”) shall, to the extent set forth in this Section 7, be subordinate and junior and subject in right of payment to the prior payment in full in cash of all Senior Debt.

Section 7.1. Payments. No payment or distribution (whether directly, by purchase or redemption by right of set-off or otherwise in respect of this Note, whether as principal, interest or otherwise, and whether in cash, securities or property) shall be made by or on behalf of the Company or received and retained, directly or indirectly, by or on behalf of Holder unless and until all Senior Debt has been paid in full in cash to the holders of the Senior Debt. Notwithstanding the immediately preceding sentence, the Company may (a) make payments of interest in kind under this Note when due and payable pursuant to Section 2, (b) make any such payment or distribution so long as no Senior Debt Default exists on the date of such payment or would result from the making of such payment and (c) make any such payment or distribution without r egard to the foregoing if the Company receives the written consent of the requisite holders of the Designated Senior Debt (or any duly authorized Senior Debt Representative).

Section 7.2. Insolvency; Bankruptcy; Etc.

(a) In the event of the institution of any Insolvency Proceeding relative to the Company, then

(i) the holders of Senior Debt shall be entitled to receive payment in full in cash of all Senior Debt before Holder is entitled to receive any payment in respect of the Subordinated Obligations; and

(ii) any payment or distribution of any kind or character, whether in cash, property or securities, by setoff or otherwise, which may be payable or deliverable in such proceedings in respect of the Subordinated Obligations shall (notwithstanding any other provision of this Note, including Section 7.1) be paid or delivered by the Person making such payment or distribution, whether a trustee in bankruptcy, a receiver, a liquidating trustee, or otherwise, directly to the holders of the Senior Debt to the extent necessary to make payment in full in cash of all Senior Debt remaining unpaid.

(b) If Holder does not file a proper claim or proof of claim or other document or amendment thereof in the form required in any Insolvency Proceeding relative to the Company under applicable law prior to 15 days before the expiration of time to file such claim or other document or amendment thereof, then the holders of the Designated Senior Debt shall have the right (but not the obligation) in such Insolvency Proceeding, and hereby irrevocably are appointed lawful attorney of Holder for the purpose of enabling the holders of such Senior Debt, to file and prove all claims therefor and to execute and deliver all documents in such proceeding in the name of Holder or in the name of the holders of such Senior Debt or otherwise in respect of such claims, as the holders of such Senior Debt reasonably may determine to be necessary or appropriate to effectuate the foregoing, provided, that the holders of such Senior Debt shall act in a commercially reasonable manner and shall notify Holder prior to commencing the first of any such actions.

Section 7.3. Standstill. Until the Senior Debt is paid in full in cash, Holder shall (notwithstanding the provisions of Section 6) be prohibited from accelerating this Note and shall be prohibited from enforcing any of its default remedies with respect thereto (including any right to sue the Company or to file or participate in the filing of an involuntary bankruptcy petition against the Company), except that this Section 7.3 shall (a) not prevent automatic acceleration of this Note under Section 6.1(a) or prohibit the filing of a proper claim or proof of debt or other document or amendment thereof required in any Insolvency Proceeding or (b) not prevent Holder from accelerating this Note pursuant to Section 6.1(b) upon the first to occur of (a) the 270th day after (i) the due date of the prepayment required pursuant to Section 3.2, if any, or the Maturity Date, as applicable, has occurred, (ii) the date on which the Senior Debt Representative with respect to any Designated Senior Debt or any holder of Designated Senior Debt commences a judicial proceeding to collect any Designated Senior Debt or commences to realize upon any collateral for any such Designated Senior Debt pursuant to the exercise of remedies or gives notice of any non-judicial sale of any such collateral or (iii) the occurrence of an Event of Default, unless such Event of Default has been cured or waived in accordance herewith, and, in any case, Holder has delivered notice thereof to each Senior Debt Representative in respect of any outstanding Designated Senior Debt, or (b) the date on which any payment of any Designated Senior Debt is accelerated.

Section 7.4. No Impairment. (a) No right of any present or future holder of Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any non-compliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof Holder may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph, the holders of the Senior Debt may, at any time and from time to time, without the consent of or notice to Holder, without incurring responsibility and without impairing or releasing the subordination provided in this Section 7, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew, amend, modify, or alter, any Senior Debt or any Senior Debt Agreement evidencing the same or evidencing, governing, creating, guaranteeing or securing any Senior Debt; ‘ (2) sell, exchange, release, or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (3) release any Person liable in any manner for the collection of Senior Debt; (4) fail or delay in the perfection of liens securing the Senior Debt, (5) exercise or refrain from exercising any rights against the Company and any other Person (including, without limitation, actions with respect to the foreclosure upon, sale, release or failure to realize upon, any of its collateral, and actions with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor or any other Person, regardless of whether any such actions or omissions may affect the rights of the holders of the Senior Debt to a deficiency) and (6) from time to time enter into agreements and settlements with the Company as it may determine, including, without limitation, any substitution of collateral, any release of any lien and any release of the Company.

Section 7.5. Relative Rights. The provisions of this Section 7 are for the purpose of defining the relative rights of the holders of Senior Debt on the one hand, and Holder on the other hand, and nothing herein shall impair, as between the Company and Holder, the obligation of the Company, which is unconditional and absolute, to pay to Holder the principal hereof and interest hereon in accordance with the terms and provisions of this Note, subject to the rights, if any, of holders of Senior Debt under this Section 7. The fact that failure to make any payment on account of the Subordinated Obligations is caused by reason of the operation of any provision of this Section 7 shall not be construed as preventing the occurrence of an Event of Default.

Section 7.6. Subrogation. Upon payment in full in cash of all Senior Debt, Holder shall, to the extent of any payments or distributions paid or delivered to the holders of the Senior Debt or otherwise applied to the Senior Debt pursuant to the provisions of this Section 7, be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of assets of the Company made on Senior Debt (and any security therefor) until the Subordinated Obligations shall be paid in full in cash, and, for the purposes of such subrogation, no payments to the holders of Senior Debt of any cash, assets, stock, or obligations to which Holder would be entitled except for the provisions of this Section 7 shall, as between the Company, its creditors (other than the holders of the Senior Debt), and Holder, be deemed to be a payment by the Company to or on account of Senior Debt.

Section 7.7. Turnover of Payments. If, notwithstanding the provisions of this Section 7, any payment or distribution of any character (whether in cash, securities or other property) or any security shall be received by Holder in contravention of this Section 7 and before all Senior Debt shall have been paid in full in cash, after giving effect to, and application of, all payments and distributions received by holders of Senior Debt from any other source, such payment, distribution or security shall be held in trust for the benefit of, and shall be immediately paid over or delivered or transferred to, the holders of Senior Debt (or any duly authorized Senior Debt Representative) for application of payment according to the priorities of such Senior Debt and ratably among the holders of any class of Senior Debt (except that Holder may receive and retain Permitted Junior Securities).

Section 7.8. Recoveries: Reinstatement. If a claim is made upon any holder or holders of Senior Debt for repayment or recovery of any amount (a “Voidable Transfer”) on account of any Senior Debt under any Federal, state or foreign law, whether by reason of preference, fraudulent conveyance, or otherwise and if such holder or holders of Senior Debt repay all or a portion of such amounts by reason of (a) any judgment, decree, or order of any court or administrative body having jurisdiction over such holder or holders, or (b) any settlement or compromise of any claim effected by such holder or holders based upon the reasonable advice of counsel, then, as to the amount that has been repaid, the provisions of this Section 7 automatically shall be reinstated and restored and the amount so repaid shall constitute Senior Debt entitled to the benefits of this Section 7 as if such Voidable Transfer never had been made.

Section 7.9. Reliance by Holders of Senior Debt. The provisions of this Section 7 shall constitute a continuing offer to all Persons who become holders of Senior Debt, and such provisions are made for the benefit of, and may be enforced directly by, holders of Senior Debt, who hereby are expressly stated to be intended beneficiaries of this Section 7, whether or not they actually relied thereon. Holder covenants that it will not enter into any amendment or modification of the provisions of this Section 7 (and the related definitions) without having obtained the prior written consent of the holders of the Designated Senior Debt. No right of a holder of Senior Debt to enforce the provisions of this Section 7 shall be impaired by any act or failure to act by Holder or by the failure of the Holder to comply with the terms of this Note.

Section 7.10. Payments to Senior Debt Representative. Any payment or distribution to be paid or delivered to the holders of the Senior Debt under the provisions of this Section 7 may be paid or delivered to one or more Senior Debt Representatives for such holders. Holder- shall be entitled to rely on the delivery to it of a written notice purported to be signed on behalf of an officer or representative of any Senior Debt Representatives believed by it in good faith to be genuine to establish the identity of such Senior Debt Representatives, the amount of the outstanding Senior Debt and other matters relevant to the provisions of this Section 7.

SECTION 8. Amendment and Waiver.

Section 8.1. Requirements. Subject to Section 7.9, this Note may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and Holder.

Section 8.2. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 8 is binding upon Holder, each subsequent holder of this Note and upon the Company without regard to whether this Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

No course of dealing between the Company and Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of Holder. As used herein, the term “this Note” and references hereto shall mean this Note as it may from time to time be amended or supplemented.

SECTION 9. Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent to the address specified on Exhibit 1 attached hereto, or at such other address as the Company or the Holder, as the case may be, shall have specified to the Holder or Company, as applicable, in writing. Notices under this Section 9 will be deemed given only when actually received.

SECTION 10. Miscellaneous.

Section 10.1. Transfer or Exchange. This Note may be transferred or exchanged in whole or in part (in an integral multiple of U.S.$10,000,000 and a minimum of U.S.$10,000,000 or such lesser principal amount thereof as shall then be outstanding) in compliance with any applicable securities laws with the prior written consent of the Company (such consent not to be unreasonably withheld if such transfer or exchange would not adversely affect the Company and its Affiliates). Whenever the Note shall be surrendered for transfer or exchange, the Company at its expense will execute and deliver in exchange therefor a new Note or Notes (in such denominations as may be requested by the holder of the surrendered Note), in the same aggregate unpaid principal amount and same aggregate stated principal amount as that of the Note so surrendered. The Company will take, or will cause to be taken, such action as any holder of the Note may reasonably request from time to time to facilitate any sale or disposition by any such holder of the Note without registration under the Securities Act, and/or any applicable securities laws within the limitation of the exemptions provided by any rule or regulation thereunder, including, without limitation, Rule 144A under the Securities Act. Any attempted transfer or exchange of all or a portion of the Note in violation of this Section 10.1 shall be null and void.

Section 10.2. Successors and Assigns. All covenants and other agreements contained in this Note by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent permitted holder of this Note) whether so expressed or not.

Section 10.3. Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.4. Construction. Each covenant contained in this Note shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision in this Note refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 10.5. Integration. This Note embodies the entire agreement and understanding between the Company and Holder and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 10.6. GOVERNING LAW. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

AFFINIA GROUP HOLDINGS INC.

By:	/s/ Thomas Madden
Name: Thomas Madden